Exhibit 2.2

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	ROYAL BANK OF CANADA RBC CAPITAL MARKETS Three World Financial Center 200 Vesey Street New York, New York 10281

SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326	WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, NC 28202

December 2, 2013

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

Attention:	Robert P. Fishman, Senior Vice President

        and Chief Financial Officer

Project Delivery

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMorgan”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM”), SunTrust Bank (“SunTrust Bank”), SunTrust Robinson Humphrey, Inc. (“STRH”), WF Investment Holdings, LLC (“WFIH”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with JPMCB, JPMorgan, Bank of America, MLPFS, Royal Bank, RBCCM, SunTrust Bank, STRH and WFIH, the “Commitment Parties”, “us” or “we”) that NCR Corporation, a Maryland corporation (“you” or the “Borrower”), (a) intends to enter into an agreement (the “Acquisition Agreement”) to effect an acquisition (the “Acquisition”) of Digital Insight Corporation (the “Target”) and (b) in connection with the consummation of the Acquisition, the Borrower will (i) issue common or preferred equity securities in one or more public offerings (the “Equity Offering”) and (ii) either (x) issue and sell senior unsecured notes of the Borrower described in Annex II to Exhibit A attached hereto (the “Notes”) in a Rule 144A or other private placement on the Closing Date (as defined below) in an amount up to $1,200,000,000 in aggregate principal amount or (y) if and to the extent the Borrower does not, or is unable to, issue the Notes on the Closing Date, borrow under the senior unsecured bridge loan facility described in Exhibit A attached hereto (the “Senior Bridge Facility”) in an amount up to $1,200,000,000 minus the aggregate gross cash proceeds from the Equity Offering and the aggregate principal amount of Notes issued on the

[1]	RBC Capital Markets is a marketing name for the capital markets businesses of Royal Bank of Canada and its affiliates.

Closing Date. The Acquisition, the entering into and borrowings under the Senior Bridge Facility and the issuance of any Notes or the consummation of the Equity Offering by the parties described herein, the payment of fees and expenses in connection therewith and the other transactions contemplated hereby to be entered into and consummated in connection with the foregoing are herein referred to as the “Transactions” and the date on which the funding of the Senior Bridge Facility and/or the issuance of the Notes occurs is herein referred to as the “Closing Date”. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

In connection with the Transactions, (a) JPMCB is pleased to advise you of its several commitment to provide $333,333,333.34 of the Senior Bridge Facility, (b) Bank of America is pleased to advise you of its several commitment to provide $333,333,333.33 of the Senior Bridge Facility, (c) Royal Bank is pleased to advise you of its several commitment to provide $333,333,333.33 of the Senior Bridge Facility, (d) SunTrust Bank is pleased to advise you of its several commitment to provide $100,000,000.00 of the Senior Bridge Facility and (e) WFIH is pleased to advise you of its several commitment to provide $100,000,000.00 of the Senior Bridge Facility, in each case upon the terms and conditions attached hereto as Exhibit A (the “Term Sheet”) or otherwise set forth in this Commitment Letter. In such capacities, JPMCB, Bank of America, Royal Bank, SunTrust Bank and WFIH shall each be referred to as an “Initial Bridge Lender” and collectively as the “Initial Bridge Lenders”.

It is agreed that JPMorgan, MLPFS and RBCCM will act as joint lead arrangers and joint physical bookrunners for the Senior Bridge Facility (in such capacities, the “Lead Arrangers”), that STRH and Wells Fargo Securities will act as joint bookrunners for the Senior Bridge Facility (in such capacities, and together with the Lead Arrangers, the “Arrangers”) and that JPMCB will act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Bridge Facility. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection with the Senior Bridge Facility unless you and the Lead Arrangers shall so reasonably agree; provided that, you may, within ten days following the date hereof, appoint co-managers or award co-manager titles to financial institutions in respect of the Senior Bridge Facility (each such co-manager, an “Additional Agent”) in a manner and with economics determined by you in consultation with the Lead Arrangers and acceptable to such Additional Agents; provided further that, to the extent you appoint (or confer titles on) Additional Agents, (i) after giving effect to the appointment of such Additional Agents, the economics allocated to the Lead Arrangers hereunder shall not be less than 75% of the total economics with respect to the Senior Bridge Facility, (ii) the economics allocated to, and the commitment amounts of, as applicable, the Arrangers and the Initial Bridge Lenders for the Senior Bridge Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) for the Senior Bridge Facility and (iii) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of the Senior Bridge Facility than that received by any Lead Arranger. Each such Additional Agent shall execute and deliver customary joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter and the Fee Letter) reasonably acceptable to you and us and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Lender” and (notwithstanding any different title awarded) “Arranger,” as applicable, under this Commitment Letter and under the Fee Letter. It is agreed that JPMorgan shall have “lead-left” placement on all marketing and other documentation used in connection with the Senior Bridge Facility, and the other Arrangers shall be listed in order of economics (and alphabetically as among Arrangers having the same economics) on all marketing and other documentation used in connection with the Senior Bridge Facility.

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We intend to syndicate the Senior Bridge Facility to a group of lenders identified by us in consultation with you and reasonably acceptable to you (together with the Initial Bridge Lenders, the “Lenders”); provided that we agree not to syndicate the Senior Bridge Facility to (a) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing prior to the date hereof and (b) any of the known affiliates reasonably identifiable by name of entities described in clause (a) designated in writing by you to us at any time prior to the date hereof and from time to time after the Closing Date in writing to the Administrative Agent (the entities described in clauses (a) and (b), collectively the “Disqualified Institutions”) and that no Disqualified Institutions may become Lenders. Notwithstanding our right to syndicate the Senior Bridge Facility and receive commitments with respect thereto, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Senior Bridge Facility, including its commitment in respect thereof, until after the initial funding under the Senior Bridge Facility on the Closing Date has occurred, (b) except as set forth above with respect to the appointment of Additional Agents, no assignment or novation shall become effective with respect to all or any portion of any Commitment Party’s commitment in respect of the Senior Bridge Facility until the initial funding of the Senior Bridge Facility and (c) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Senior Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Senior Bridge Facility on the Closing Date has occurred. The Commitment Parties intend to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Parties in completing a syndication satisfactory to the Commitment Parties and you until the earlier of (i) 45 days after the Closing Date and (ii) our completion of a Successful Syndication (as defined in the Fee Letter) (the “Syndication Period”). Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact during the syndication between your senior management and advisors and the proposed Lenders and the use of commercially reasonable efforts to provide direct contact between the senior management and advisors of the Target and the proposed Lenders, in all cases upon reasonable advance notice and at times and locations to be mutually agreed upon, (C) your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more customary confidential information memoranda for the Senior Bridge Facility and other customary marketing materials to be used in connection with the syndication (collectively, the “Information Materials”), (D) your hosting, with the Commitment Parties, of one or more meetings or telephone conferences with prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Target to be available for such meetings or conference calls), (E) your using your commercially reasonable efforts to obtain (x) an updated corporate credit rating for the Borrower and (y) ratings for the Senior Bridge Facility and the Notes, in each case from each of Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc., prior to the launch of general syndication of the Senior Bridge Facility and (F) your using commercially reasonable efforts to ensure that no competing debt financing for you or your subsidiaries or the Target or its subsidiaries is announced, syndicated, offered or issued during the Syndication Period (other than existing credit facilities (and any replacements, extensions and renewals thereof), indebtedness in the ordinary course of business (including daily cash overdrafts), credit facilities incurred solely by foreign subsidiaries, the Senior Bridge Facility, the Notes, any “incremental term facilities” under the Borrower’s existing credit facility, any “demand securities” issued in lieu of the Notes and any debt of the Target and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) without our prior written consent (such consent not to be unreasonably withheld or delayed) if any such competing debt financing could reasonably be expected to materially and adversely impair the syndication of the Senior Bridge Facility or the Notes issuance. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking

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concerning the financing of the Transactions to the contrary, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that neither the commencement nor completion of the syndication of the Senior Bridge Facility, nor the obtaining of the ratings referenced above, nor any other provision of this paragraph, shall constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in syndication efforts, you agree promptly to prepare and provide (and use commercially reasonable efforts to cause the Target to prepare and provide) to the Commitment Parties all customary information with respect to you and your subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Senior Bridge Facility. You hereby acknowledge and agree that, in their capacities as arrangers, the Arrangers will have no responsibilities other than to arrange the syndication as set forth herein and in no event shall the Commitment Parties be subject to any fiduciary or other implied duties in connection with the Senior Bridge Facility contemplated hereby.

At the reasonable request of the Lead Arrangers, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its subsidiaries or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise (following reasonable prior notice and opportunity to review such materials), (a) drafts and final definitive documentation with respect to the Senior Bridge Facility, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Senior Bridge Facility may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Senior Bridge Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Senior Bridge Facility to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party (including, without limitation, the confidentiality provisions hereof) or of any applicable law.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI (which letter shall include a customary “10b-5” representation). Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

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You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, the following representations and warranties shall be deemed to be made solely to your actual knowledge) (a) all written and formally presented information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the conclusion of the Syndication Period, you become aware that any of the representations in the preceding sentence would not be true in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, you will promptly supplement the Information and the Projections so that such representations would be true in all material respects under those circumstances. We will, promptly upon completion of our syndication efforts, provide you with written notice thereof. You understand that in arranging and syndicating the Senior Bridge Facility we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”), in each case, on the terms and subject to the conditions set forth therein.

Each Commitment Party’s commitments and agreements and the funding of the Senior Bridge Facility on the Closing Date hereunder are subject solely to the conditions set forth in this paragraph, in Exhibit A under the heading “Initial Conditions” and in Exhibit B. Notwithstanding anything in this Commitment Letter, the Fee Letter or the Bridge Facility Documentation (as defined in Exhibit A) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and your or their respective businesses the making and accuracy of which shall be a condition to availability of the Senior Bridge Facility on the Closing Date shall be (i) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or not consummate the Acquisition, in each case in accordance with the terms thereof, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower in the Bridge Facility Documentation, and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Senior Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Bridge Facility Documentation relating to: (i) corporate existence in the jurisdiction of incorporation; (ii) corporate power and authority to enter into and perform the Bridge Facility Documentation and the Transactions; (iii) due authorization, execution and delivery of, and enforceability of, the Bridge Facility Documentation; (iv) no breach or violation of organizational documents, the Borrower’s existing credit agreement dated as of August 22, 2011 and

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amended and restated as of July 25, 2013, by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto, the Existing Indentures and (unless such breach or violation could not reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole) material law; (v) use of proceeds; (vi) solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; (vii) Federal Reserve margin regulations; (viii) the Investment Company Act of 1940; and (ix) the PATRIOT Act, OFAC and FCPA. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the Senior Bridge Facility on the Closing Date (other than those set forth in this paragraph) are set forth (i) under the heading “Initial Conditions” in Exhibit A and (ii) in Exhibit B hereto. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives and successors and assigns of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Bridge Facility, the use of the proceeds thereof or the Acquisition and the other Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other out-of-pocket expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person), in each case incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of, or material breach of this Commitment Letter or the Bridge Facility Documentation by, such indemnified person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”) or (ii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger or agent in its capacity or in fulfilling its roles as an arranger or agent hereunder or any similar role with respect to the Senior Bridge Facility) and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of a single counsel plus one local counsel in each material jurisdiction as necessary) incurred in connection with the Senior Bridge Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. Notwithstanding the foregoing, you shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed). It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) in connection with this Commitment Letter, the Fee Letter, the Senior Bridge Facility or the transactions contemplated hereby. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-

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appealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the directors, officers, employees, advisors, and agents of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Senior Bridge Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations set forth in this paragraph.

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of the Senior Bridge Facility contemplated by this Commitment Letter, regardless of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties in respect of the Senior Bridge Facility contemplated hereby, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate in connection with the transactions contemplated by this Commitment Letter, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity in respect of the Senior Bridge Facility contemplated hereby and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the Senior Bridge Facility contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, without the prior written consent of the Commitment Parties except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need to know basis (provided that any disclosure of the Fee Letter or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties party thereto), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as

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requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Senior Bridge Facility, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Senior Bridge Facility, (e) to the extent that information contained herein becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (f) after your acceptance hereof, this Commitment Letter may be disclosed in filings with the SEC and other applicable regulatory authorities and stock exchanges to the extent required, (g) in connection with the enforcement of this Commitment Letter, (h) in connection with customary accounting or auditing procedures, in each case, on a confidential and need-to-know basis and (i) after your acceptance hereof, this Commitment Letter and the Fee Letter, including the existence and contents hereof and thereof, may be shared with potential Additional Agents on a confidential basis.

Each of the Commitment Parties agrees that it shall use all nonpublic information received by it in connection with the Acquisition and the other Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies in connection with the Transactions on a confidential basis and in consultation with you, (b) to any Lenders or participants or prospective Lenders or participants, (c) pursuant to an order in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) promptly notify you, in advance, to the extent practicable and permitted by law), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and agreement (including by a “click through”) by such Lender or prospective Lender or participant or prospective participant to be bound by the terms of this paragraph (or language substantially similar to this paragraph). The provisions of this paragraph shall automatically terminate on the earlier of (a) two years following the date of this Commitment Letter and (b) the date of execution of the Bridge Facility Documentation (so long as a confidentiality provision is included therein).

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This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Senior Bridge Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Material Adverse Effect”, whether a Material Adverse Effect shall have occurred, the determination of the accuracy of the Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement or not consummate the Acquisition shall be construed in accordance with the laws of the State of Delaware without regard to conflict of law principles that would result in the application of the laws of another jurisdiction.

YOU AND WE HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER. YOU AND WE AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO YOU OR US SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. YOU AND WE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law on March 9, 2006) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

9

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under the provisions of this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Senior Bridge Facility (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded by your obligations under any corresponding provisions of the Bridge Facility Documentation upon the initial funding thereunder to the extent, but only to the extent, that such corresponding provisions apply in favor of the same parties, are of comparable scope and provide no less favorable benefits and rights than such provisions hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on December 2, 2013. This offer and our agreements and commitments hereunder will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Senior Bridge Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension; provided that any such termination shall not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter. “Expiration Date” means the earlier of (i) March 2, 2014, (ii) the closing of the Acquisition without the use of the Senior Bridge Facility and (iii) the termination of the Acquisition Agreement in accordance with the terms thereof prior to closing of the Acquisition.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

By:	/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

[Signature Page to Commitment Letter]

J.P. MORGAN SECURITIES LLC,

By:	/s/ Raj Kapadia
Name: Raj Kapadia
Title: M.D.

[Signature Page to Commitment Letter]

BANK OF AMERICA, N.A.,

By:	/s/ William A. Bowen, Jr.
Name: William A. Bowen, Jr.
Title: Managing Director

[Signature Page to Commitment Letter]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

By:	/s/ William A. Bowen, Jr.
Name: William A. Bowen, Jr.
Title: Managing Director

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA,

By:	/s/ David J. Wirdnam
Name: David J. Wirdnam
Title: Authorized Signatory

[Signature Page to Commitment Letter]

SUNTRUST BANK,

By:	/s/ Brian M. Lewis
Name: Brian M. Lewis
Title: Vice President

[Signature Page to Commitment Letter]

SUNTRUST ROBINSON HUMPHREY, INC.,

By:	/s/ Timothy M. O’Leary
Name: Timothy M. O’Leary
Title: Managing Director

[Signature Page to Commitment Letter]

WF INVESTMENT HOLDINGS, LLC,

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

[Signature Page to Commitment Letter]

WELLS FARGO SECURITIES, LLC,

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac
Title: Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

NCR CORPORATION,

By:	/s/ Robert Fishman
Name: Robert Fishman
Title: CFO

[Signature Page to Commitment Letter]

EXHIBIT A

Project Delivery

$1,200,000,000 Senior Unsecured Bridge Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Bridge Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and the other Exhibits to the Commitment Letter.

I. PARTIES

Borrower:	NCR Corporation (the “Borrower”).

Guarantors:	The guarantors under that certain Credit Agreement (the “Existing Credit Agreement”) dated as of August 22, 2011 and amended and restated as of July 25, 2013 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Joint Lead Arrangers and Joint Physical Bookrunners:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets (in such capacities, the “Lead Arrangers”).

Joint Bookrunners:	SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC (in such capacities, and together with the Lead Arrangers, the “Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Bridge Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities (other than Disqualified Institutions), including the Initial Bridge Lenders, arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).

II. TERMS OF SENIOR BRIDGE FACILITY

Initial Loans:	The Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $1,200,000,000, minus the aggregate gross cash proceeds from the Equity Offering and the aggregate amount of the Notes issued on the Closing Date.

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date contemporaneously with the consummation of the Transactions.

Purpose:	The proceeds of the Initial Bridge Loans may be used to finance the Acquisition and to pay Transaction Costs.

Maturity:	All of the Initial Bridge Loans will initially mature on the date that is the one year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”). Any Initial Bridge Loan that has not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date will be automatically converted into a senior term loan (each, an “Extended Term Loan”) due on the date that is ten (10) years after the Closing Date (the “Extended Maturity Date”). After the Initial Bridge Loan Maturity Date, under the circumstances set forth in Annex II attached to this Exhibit A, upon not less than five business days’ notice, the Extended Term Loans may be exchanged in whole or in part for senior exchange notes having the terms set forth in Annex II attached to this Exhibit A (the “Exchange Notes”); provided that, with respect to an initial exchange, no Exchange Notes shall be issued unless the Borrower shall have received requests to issue at least $250.0 million in aggregate principal amount of Exchange Notes. In connection with any Lender’s exchange of Initial Bridge Loans for Exchange Notes, the Borrower shall use its commercially reasonable efforts to take such actions and deliver such documents as may be deemed reasonably necessary or otherwise advisable to permit such Lender to resell Exchange Notes (which may include customary opinions, accountants’ comfort letters and other offering documents and agreements). The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation (as defined below) and will have the same terms as the Initial Bridge Loans except as expressly set forth on Annex II attached to this Exhibit A. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II attached to this Exhibit A. The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Guarantees:	The Initial Bridge Loans will be unconditionally guaranteed (such guarantees, collectively, the “Guarantees”), jointly and severally, by each Guarantor.

Ranking:	The Borrower’s obligations in respect of the Initial Bridge Loans and the Guarantors’ obligations in respect of the Guarantees shall be senior unsecured obligations ranking pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Borrower and such Guarantors and will not be secured.

Fees and Interest Rates:	As set forth on Annex I attached to this Exhibit A.

Optional Prepayments:	The Initial Bridge Loans may be repaid by the Borrower at any time and from time to time upon three business day’s prior written notice without penalty or premium in minimum principal amounts to be agreed upon, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period.

Offer to Prepay:	The Borrower will be required to offer to prepay the Initial Bridge Loans upon the occurrence of a change of control (to be defined), which offer shall be at 100% of the principal amount thereof, plus accrued and unpaid interest. In addition to the foregoing, the Borrower will be required to offer to prepay the Initial Bridge Loans with (or, if consummated on or before the Closing Date, the commitments of the Lenders to make the Initial Bridge Loans will be permanently reduced by an amount equal to) 100% of the net cash proceeds of (a) all non-ordinary course asset sales or other dispositions of property by the Borrower (including casualty insurance and condemnation proceeds), in excess of an amount to be agreed to the extent not applied to repay amounts outstanding under the Existing Credit Agreement or the Existing Indentures or otherwise reinvested in accordance with the Existing Credit Agreement or the Existing Indentures, (b) the issuance, offering or placement of any debt securities or indebtedness for borrowed money, including the Notes, incurred by the Borrower or any of its subsidiaries, in excess of any amount required to repay amounts outstanding under the Existing Credit Agreement or the Existing Indentures, excluding (i) certain indebtedness permitted to be incurred under the Bridge Facility Documentation in excess of any amount not required to repay amounts outstanding under the Existing Credit Agreement or the Existing Indentures and (ii) any borrowing under the Existing Credit Agreement, including any incremental term facility provided for therein, and (c) the issuance or sale, including in the Equity Offering, of any equity securities of the Borrower, subject to customary exceptions.

Initial Conditions:	The conditions precedent set forth in the Commitment Letter and in Exhibit B to the Commitment Letter.

Credit Documentation:	The definitive documentation for the Senior Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms and conditions set forth in the Commitment Letter and this Term Sheet and shall be consistent with the Indenture dated as of September 17, 2012 in respect of the Borrower’s 5.00% Senior Notes due 2022 and the Indenture dated as of December 18, 2012 in respect of the Borrower’s 4.625% Senior Notes due 2021 (together, the “Existing Indentures”) (modified in the case of the Initial Bridge Loans and Extended Term Loans to reflect the nature of the Senior Bridge Facility as a credit agreement) (such provisions, being referred to collectively as the “High Yield Documentation Principles”).

The Bridge Facility Documentation shall contain representations, warranties, covenants and events of default consistent with the High Yield Documentation Principles, except as mutually agreed; provided that, prior to the Initial Bridge Loan Maturity Date, the covenants of the Initial Bridge Loans related to the ability to incur indebtedness and liens and to pay dividends (limited to the general consolidated net income-based “builder” basket and the general incremental restricted payment basket) may be more restrictive than those of the Extended Term Loans and the Exchange Notes and the Existing Indentures, as reasonably agreed by the Bridge Administrative Agent and the Borrower.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than a majority of the outstanding Initial Bridge Loans, except that the consent of each directly adversely affected Lender will be required for (i) reductions of principal, interest rates or fees (provided that, waiver of a default shall not constitute a reduction of interest for this purpose) owing to such Lender, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under the caption “Maturity” above) or the Extended Maturity Date or of the time for payment of principal, interest or fees, (iii) the release of all or substantially all of the Guarantees, (iv) changes to the voting provisions or percentages, (v) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, (vi) amendments to the pro rata sharing and pro rata payment provisions or (vii) additional restrictions on the right to exchange the Extended Term Loans for the Exchange Notes or any amendment of the rate of such exchange.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

The Bridge Facility Documentation shall contain customary provisions for replacing Lenders incurring increased costs in connection with the foregoing yield protection and increased cost provisions.

Defaulting Lenders:	Usual and customary for facilities and transactions of this type.

Assignments and Participations:	Subject to the prior consent of the Bridge Administrative Agent (not to be unreasonably withheld or delayed), the Lenders will have the right to assign Initial Bridge Loans (except to Disqualified Institutions) after the Closing Date in consultation with, but without the consent of, the Borrower; provided, however, that, unless a Demand Failure Event (as defined in the Fee Letter) has occurred, prior to the Initial Bridge Loan Maturity Date, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment by an Initial Bridge Lender if, subsequent thereto, such Initial Bridge Lender would hold, in the aggregate, less than 51% of the aggregate outstanding principal amount of Initial Bridge Loans originally committed to by such Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions (except to Disqualified Institutions, to the extent a list thereof has been made available to the Lenders) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Expenses and Indemnification:	The Borrower shall pay (a) regardless of whether the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Initial Bridge Lenders associated with the syndication of the Senior Bridge Facility (including expenses relating to, but not limited to, Intralinks and ClearPar) and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single lead counsel for the Bridge Administrative Agent and Arrangers and a single local counsel in each material jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent, the Initial Bridge Lenders, the Arrangers and the Lenders (including the reasonable fees, disbursements and other charges of a single lead counsel for the Bridge Administrative Agent and Arrangers and a single local counsel in each material jurisdiction (and, solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person)) in connection with the enforcement of the Bridge Facility Documentation.

The Bridge Administrative Agent, the Initial Bridge Lenders, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents and successors and assigns of each of the foregoing) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or related expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final judgment of a court to arise (i) from the willful misconduct, bad faith or gross negligence of such indemnified person or any of its related parties, (ii) from a material breach of the obligations of such indemnified person or any of its related parties under the Bridge Facility Documentation or (iii) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Loan Parties or any of their affiliates and that is brought by an indemnified person against any other indemnified person (other than an agent or arranger under the Senior Bridge Facility acting in its capacity as such). If an indemnified party shall be indemnified in respect of any losses, claims, damages, liabilities or related expenses and such losses, claims, damages, liabilities or related expenses are found by a final, non-appealable decision of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified party or its related parties or the material breach by the indemnified party or any of its related parties of the Bridge Facility Documentation, then such indemnified party shall refund all amounts received by it under this paragraph in excess of those to which it shall have been entitled under the terms of this paragraph.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I TO EXHIBIT A

INTEREST AND CERTAIN FEES

Interest Rate Options:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Eurodollar Rate (as defined below) plus a Spread (as defined below). As used herein, the “Spread” means initially 500 basis points, which will increase by 50 basis points at the end of each three-month period after the Closing Date (through, but not including, the Initial Maturity Date).

Notwithstanding the foregoing, at no time shall the per annum interest rate on the Initial Bridge Loans, the Extended Term Loans or the Exchange Notes exceed the Total Cap (as defined in the Fee Letter), except with respect to interest payable at the Default Rate (as defined below). Upon any payment event of default the interest rate will be, with respect to overdue principal, the applicable interest rate, plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR (as defined below) loans, plus 2.00% per annum (the “Default Rate”).

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans and Exchange Notes will accrue interest at the rate provided for the Extended Term Loans and Exchange Notes in Annex II attached to Exhibit A.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in arrears (a) for Initial Bridge Loans accruing interest at a rate based on the Eurodollar Rate, at the end of each interest period (or at the end of each three months, in the case of interest periods longer than three months) and on the Initial Bridge Loan Maturity Date and (b) for Initial Bridge Loans not accruing interest at a rate based on the Eurodollar Rate, at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Bridge Loan Maturity Date.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Bridge Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Eurodollar Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, in each case, plus the Spread applicable to Initial Bridge Loans accruing interest at a rate based on the Eurodollar Rate, less 1.00%.

“Eurodollar Rate” will be defined as the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months, or, if available to all relevant Lenders, twelve months (as selected by the Borrower) appearing on Reuters Screen LIBOR1 or LIBOR2 (or any successor screen); provided, however, that the Eurodollar Rate shall be deemed not to be less than 1.00%.

ANNEX II TO EXHIBIT A

EXTENDED TERM LOANS

Maturity:	The Extended Term Loans will mature on the date that is ten (10) years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap. Interest shall be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as the Initial Bridge Loans.

Security:	None.

Covenants, Defaults and Offers to Prepay:	Upon and after the Initial Bridge Loan Maturity Date, the covenants, offers to prepay and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three business day’s prior written notice, at the option of the Borrower at any time; provided that if there has been a Demand Failure Event, the Extended Term Loans will immediately and automatically be subject to the call protection provisions of the Exchange Notes as set forth below.

Assignment:	The Extended Term Loans may be assigned to any person at any time without the consent of the Borrower.

EXCHANGE NOTES

Issuer:	The Borrower will issue the Exchange Notes under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer.”

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $250.0 million.

Maturity:	The Exchange Notes will mature on the date that is ten (10) years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at an interest rate per annum equal to the Total Cap. Interest shall be payable in arrears semi-annually, computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as Initial Bridge Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) and notes outstanding under the Existing Indentures on a pro rata basis (which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of such repurchase) with the net cash proceeds (after deduction of amounts required to be paid pursuant to the Existing Credit Agreement) from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of amounts reinvested in the business of the Borrower or its subsidiaries in a manner consistent with the reinvestment rights set forth in the Existing Credit Agreement, subject to other exceptions and baskets usual and customary for financings and transactions of this type and in any event consistent with the High Yield Documentation Principles.

Offer to Purchase/Prepay upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) following the occurrence of a change of control (to be defined in a manner consistent with the High Yield Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Exchange Notes or Extended Term Loans held by the Initial Bridge Lenders under the Senior Bridge Facility and not acquired by the Initial Bridge Lenders (or affiliates thereof) in open market transactions or market making activities) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase or repayment.

Call Protection:

Except as set forth below, Exchange Notes will be (a) non-callable until the fifth anniversary of the Closing Date and (b) thereafter, callable at par plus accrued and unpaid interest to the date of repurchase plus a premium equal to one-half of the coupon thereon, which premium shall decline ratably on each yearly anniversary of such sale to zero one year prior to the maturity of the Exchange Notes. Prior to the fifth anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

Defeasance and Discharge Provisions:	Customary for publicly traded high yield debt securities and consistent with the High Yield Documentation Principles.

Modification:	Customary for publicly traded high yield debt securities and consistent with the High Yield Documentation Principles.

Registration Rights:	Consistent with the High Yield Documentation Principles.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Customary for publicly traded high yield debt securities and consistent with the High Yield Documentation Principles.

Events of Default:	Customary for publicly traded high yield debt securities and consistent with the High Yield Documentation Principles.

Governing Law and Forum:	State of New York.

EXHIBIT B

Project Delivery

Additional Conditions Precedent

Capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

The initial borrowings under the Senior Bridge Facility shall be subject to the following conditions precedent:

1. The Borrower shall have executed the Bridge Facility Documentation.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Bridge Facility shall be consummated, in accordance with the Agreement and Plan of Merger dated as of December 2, 2013, by and among Fandango Holdings Corporation, a Delaware corporation, the Borrower, Delivery Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Borrower, and the Stockholder Representative named therein (together with all schedules, exhibits and other attachments thereto, the “Acquisition Agreement”) (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) (it being understood that (i) any decrease in the Acquisition Consideration shall not be materially adverse to the interests of the Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the Senior Bridge Facility on a dollar-for-dollar basis, (ii) any increase in the Acquisition Consideration which is funded solely with cash on hand or borrowings under the Borrower’s existing credit facilities, and not with proceeds of other indebtedness shall not be materially adverse to the Lenders or the Lead Arrangers, (iii) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver and (iv) any amendment or modification to the definition of “Material Adverse Effect” in the Acquisition Agreement as in effect on the date of the Commitment Letter shall be deemed to be materially adverse to the Lenders).

3. There not having occurred (a) except as set forth on Section 3.07 of the Disclosure Schedule to the Acquisition Agreement (as in effect on the date of the Commitment Letter), between August 1, 2013 and December 2, 2013, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Acquisition Agreement) or (b) since December 2, 2013, any “Material Adverse Effect” (as defined in the Acquisition Agreement); provided that for purposes of this paragraph 3, clause (A)(v) of the definition of “Material Adverse Effect” in the Acquisition Agreement shall not include any action taken, or failure to act, to which the Borrower has consented in writing unless the Lead Arrangers shall have provided prior written consent thereto.

4. The Commitment Parties shall have received (a) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower for the three most recent fiscal years ended at least 90 days prior to the Closing Date, (b) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower for each subsequent fiscal quarter after December 31, 2012 ended at least 45 days before the Closing Date and (c) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Target for the fiscal year ended July 31, 2013. In addition, the

Borrower shall have used its reasonable best efforts to provide (and shall have used its reasonable best efforts to cause the Target to provide) the Commitment Parties with GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Target for each subsequent fiscal quarter after July 31, 2013 ended at least 45 days before the Closing Date (with respect to which Target’s independent accountants shall have performed a SAS 100 review).

5. The Commitment Parties shall have received a pro forma consolidated balance sheet as of September 30, 2013 and pro forma statements of income and EBITDA of the Borrower for the twelve-month period ended September 30, 2013, adjusted to give effect to the Transactions and the other transactions related thereto.

6. The Bridge Administrative Agent shall have received a solvency certificate substantially in the form attached as Exhibit C from the chief financial officer or another senior financial or accounting officer or the treasurer or controller of the Borrower certifying as to the solvency of the Borrower and its subsidiaries on a consolidated basis, after giving effect to the Transactions and the other transactions contemplated hereby.

7. The Bridge Administrative Agent shall have received such customary legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such other local counsel in a material jurisdiction as may be reasonably required by the Lead Arrangers), customary documents and other instruments, closing certificates, certificates of good standing and evidence of authority as are customary for transactions of this type.

8. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than ten business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date.

9. To the extent invoiced at least three business days prior to the Closing Date, all accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Bridge Administrative Agent, the Arrangers and the Lenders on the Closing Date shall have been paid.

10. The Lead Arrangers shall have been provided with a period of at least ten consecutive business days following the general launch of syndication of the Senior Bridge Facility to syndicate the Senior Bridge Facility; provided, that such ten business day period shall either end on or prior to December 13, 2013 (except as otherwise agreed by each party to the Commitment Letter) or, if such period has not ended on or prior to December 13, 2013 (or such other date as so agreed), then such period shall commence no earlier than January 6, 2014.

11. With respect to the Bridge Facility, (a) the Borrower shall have engaged one or more Investment Banks (as defined in the Fee Letter) and shall have provided the Investment Banks with (i) an offering memorandum relating to the offering of the Notes in a form customary for offerings of high yield debt securities under Rule 144A (with registration rights) and including all information to be included in any offering memorandum or other disclosure document as would be customary in an offering of high yield debt securities under Rule 144A (with registration rights) and such financial statements, business and other financial data (including all audited financial statements, all unaudited financial statements (with respect to which Borrower’s and the Target’s independent accountants shall have performed a SAS 100 review) and all appropriate pro forma financial statements) that would enable the Investment Banks, among other things, to obtain customary comfort letters from the Borrower’s and the Target’s independent public accountants (which, for the avoidance of doubt, shall not include financial statements required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16 or Article 11 of Regulation S-X (in

each case, except as otherwise provided herein), Compensation Discussion and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A (with registration rights) offering memorandum; provided that (1) the delivery of the unaudited quarterly financial statements of the Target is subject to the limitations in item 4 above and (2) information with respect to assets, liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) (all such information so furnished being the “Required Notes Marketing Information”), and supplements and final versions of such offering document (for the avoidance of doubt, it being understood and agreed that this condition precedent may require financial statements in addition to those described in item 4 above, apart from any unaudited quarterly financial statements of the Target, which remain subject to the limitations in item 4 above) and (ii) drafts of customary comfort letters (including customary negative assurance comfort) by auditors of the Borrower and the Target which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings under Rule 144A (with registration rights) and (b) the Investment Banks shall have been afforded a period of at least ten consecutive business days immediately prior to the Closing Date following the delivery of the Required Notes Marketing Information and such draft comfort letters to seek to offer and sell or privately place the Notes with qualified purchasers thereof (the “Minimum Notes Marketing Period”); provided that such ten business day period shall either end on or prior to December 13, 2013 (except as otherwise agreed by each party to the Commitment Letter) or, if such period has not ended on or prior to December 13, 2013 (or such other date as so agreed), then such period shall commence no earlier than January 6, 2014).

If the Borrower shall in good faith reasonably believe that it has delivered the Required Notes Marketing Information, it may deliver to the Lead Arrangers and the Investment Banks written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Notes Marketing Information shall be deemed to have been delivered on the date of the applicable notice unless the Lead Arrangers and the Investment Banks in good faith reasonably believe that the Borrower has not completed delivery of the Required Notes Marketing Information and, within three business days after its receipt of such notice from the Borrower, such person delivers a written notice to the Borrower to that effect (stating with specificity the Required Notes Marketing Information that has not been delivered).

EXHIBIT C

Project Delivery

Form of Solvency Certificate

This Certificate is being delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ], 2013 (the “Credit Agreement”), among NCR Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [            ], hereby certifies that he is the [     ] of the Borrower and that he is knowledgeable of the financial and accounting matters of the Borrower, its subsidiaries and the other loan parties, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he is authorized to execute and deliver this Certificate on behalf of the Borrower.

The undersigned, solely in his capacity as an officer of the Borrower, and not in his individual capacity, hereby further certifies that on the date hereof, immediately after the consummation of the Transactions to occur on the date hereof:

(a) the fair value of the assets of the Borrower and its subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) the Borrower and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

NCR CORPORATION,

by
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